Exhibit 99

[Applica Logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(305) 362-2611
investor.relations@applicamail.com

Applica Incorporated Reports 2004 Second-Quarter and
First Half Financial Results

     Miami Lakes, Florida (August 5, 2004) — Applica Incorporated (NYSE: APN) today announced that second-quarter sales for 2004 were $159.0 million, an increase of 16.2% from the same period in 2003. The increase in sales in the second quarter resulted primarily from several new product launches and increased sales of Black & Decker® branded products. For the first six months of 2004, sales were $291.5 million, an increase of 12.9% over the first half of 2003. The increase was largely the result of growth in sales of Black & Decker® branded products benefiting from better point-of-sale of such products, as well as retailers beginning the year at lower inventory levels.

     As previously announced, as a result of the decision to exit its Chinese manufacturing operations, Applica has changed its position with regard to permanently investing $85.5 million of previously undistributed foreign earnings outside of the United States. As a result, there was an additional tax charge in the second quarter of approximately $24.0 million ($1.00 per share), which reflects the U.S. taxes on those earnings. Management believes that the cash impact of these taxes in 2004 will be less than $2.0 million as the result of the use of net operating loss carryforwards and foreign tax credits.

     Also as previously announced, in the second quarter of 2004, the Company recognized a non-cash adjustment to goodwill of $62.8 million (or $46.4 million after tax) as the result of its annual test of its existing goodwill for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.’’ The adjustment was reported as an impairment of goodwill and reduced reported earnings by $1.93 per share for the quarter. The impairment did not impact the Company’s cash position.

     Additionally, in accordance with SFAS No. 109, “Accounting for Income Taxes,” Applica evaluated the realization of its deferred tax assets. Based on the events discussed above and recent historical losses, Applica increased its allowance related to such assets to $51.4 million in the second quarter, resulting in a non-cash tax expense of $2.14 per share.

     Applica reported a net loss for the 2004 second quarter of $123.8 million, or $5.16 per share, compared with a loss of $2.8 million, or $0.12 per share, for the 2003 second quarter. The second-quarter 2003 earnings included $1.5 million of equity in the net earnings of a joint venture in which Applica owned a 50% interest. For the first half of 2004, Applica reported a net loss of $128.3 million, or $5.38 per share, as compared to net income of $16.8 million, or $0.71 per diluted share for the same period last year. The 2003 first-half earnings included $39.0 million of equity in the net earnings of a joint venture.

     Applica’s gross profit margin increased to 30.5% in the three-month period ended June 30, 2004 as compared to 27.8% for the same period in 2003. The increase was primarily attributed to lower product costs resulting from moving core products from Mexico to China, the launch of new products carrying higher margins and better overhead absorption at our manufacturing facilities during 2004. The increases were offset by increases in raw materials costs, higher inbound freight expenses and start-up expenses related to the launch of the Home Café™ single cup brewing system. For the first half of the year, the gross profit margin increased to 29.5% as compared to 29.1% for the same period in 2003.

     Harry D. Schulman, President and Chief Executive Officer stated, “The combination of inflation in raw materials prices, along with the deflationary pressures from the retail environment, has caused the most severe margin pressure in recent memory. We have been making changes since 2003 to address this matter. We are focusing on more innovative products with higher margins, we have been rationalizing our manufacturing and sourcing strategy and we are attempting to improve our pricing to our customers. The sale of our Chinese manufacturing facilities will allow us to reduce our fixed overhead and risk profile, and will allow us to become more flexible in our ability to react to a rapidly changing global marketplace.”

     At June 30, 2004, total debt as a percentage of total capitalization was 56.3%, with total debt of $143.4 million and shareholders’ equity of $111.3 million. Capital expenditures for the first six months ended June 30, 2004 and 2003 were $8.3 million and $7.6 million, respectively.

     Applica will hold a conference call today at 11:00 a.m., Eastern Daylight Time, to discuss its second-quarter and year-to-date results and to give guidance on future results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN, at www.streetevents.com. The event will be archived and available for replay through Thursday, August 12, 2004, at midnight.

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in Mexico. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding our transition from manufacturers to a company that purchases all of its products from third party sources; the relocation of our Miami Lakes, Florida offices; success or failure of our growth strategy; increases in cost and availability of raw materials and components; complications resulting from our implementation of the new ERP system; our dependence on purchases from large customers; our ability to renew the Black & Decker® trademark license agreement; the strength of the U.S. retail market; currency fluctuations in our international operations; the potential for product recalls and product liability claims against us; the bankruptcy or loss of a major retail customer, distributor or supplier; the risks of our international operations; changes in trade relations with China; our dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31,
	(Unaudited)	2003
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$4,993	$12,735
Accounts and other receivables, less allowances of $11,587 in 2004 and $12,543 in 2003	115,144	131,021
Notes receivable – officers	1,533	1,615
Inventories	154,350	106,326
Prepaid expenses and other	12,266	13,593
Refundable income taxes	3,335	4,823
Future income tax benefits	1,820	11,616

Total current assets	293,441	281,729
Investment in Joint Venture	4,200	5,389
Property, Plant and Equipment - at cost, less accumulated depreciation of $109,275 in 2004 and $103,894 in 2003	71,349	70,389
Future Income Tax Benefits, Non-Current	5,312	49,695
Goodwill	—	62,812
Other Intangibles, Net	5,388	6,146
Other Assets	2,185	2,676

Total Assets	$381,875	$478,836

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$69,604	$39,273
Accrued expenses	53,753	61,362
Notes and acceptances payable	9,025	—
Current maturities of long-term debt	158	151
Current taxes payable	2,578	2,172
Deferred rent	468	301

Total current liabilities	135,586	103,259
Other Long-Term Liabilities	827	1,327
Long-Term Debt, Less Current Maturities	134,182	136,637
Shareholders’ Equity:
Common stock – authorized:75,000 shares of $.10 par value; issued and outstanding: 24,068 shares in 2004 and 23,687 shares in 2003	2,407	2,369
Paid-in capital	158,750	156,604
(Accumulated deficit) retained earnings	(41,823)	86,474
Note receivable – officer	(1,496)	(1,496)
Accumulated other comprehensive earnings (loss)	(6,558)	(6,338)

Total shareholders’ equity	111,280	237,613

Total Liabilities and Shareholders’ Equity	$381,875	$478,836

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,
	2004		2003
	(In thousands, except per share data)

Net sales	$158,993	100.0%	$136,847	100.0%
Cost of goods sold	110,505	69.5	98,742	72.2

Gross profit	48,488	30.5	38,105	27.8

Selling, general and administrative expenses:
Operating expenses	50,339	31.7	40,544	29.6
Impairment of goodwill	62,812	39.5	—	—

Operating loss	(64,663)	(40.7)	(2,439)	(1.8)

Other expense (income):
Interest expense	2,243	1.4	3,947	2.9
Interest and other income	(642)	(0.4)	(244)	(0.2)

	1,601	1.0	3,703	2.7

Loss before equity in net earnings of joint venture and income taxes	(66,264)	(41.7)	(6,142)	(4.5)
Equity in net earnings of joint venture	—	—	1,500	1.1

Loss before income taxes	(66,264)	(41.7)	(4,642)	(3.4)
Income tax provision (benefit)	57,554	36.2	(1,857)	(1.4)

Net loss	$(123,818)	(77.9)%	$(2,785)	(2.0)%

Earnings (loss) per common share:
Loss per common share – basic and diluted	$(5.16)		$(0.12)

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Six Months Ended June 30,
	2004		2003
		(In thousands, except per share data)

Net sales	$291,486	100.0%	$258,086	100.0%
Cost of goods sold	205,527	70.5	182,959	70.9

Gross profit	85,959	29.5	75,127	29.1

Selling, general and administrative expenses:
Operating expenses	93,883	32.2	78,881	30.6
Repositioning charge	(563)	(0.2)	—	—
Impairment of goodwill	62,812	21.5	—	—

Operating loss	(70,173)	(24.1)	(3,754)	(1.5)

Other expense (income):
Interest expense	4,358	1.5	7,834	3.0
Interest and other income	(989)	(0.3)	(648)	(0.3)
Loss on early extinguishment of debt	187	0.1	—	—

	3,556	1.2	7,186	2.8

Loss before equity in net earnings of joint venture and income taxes	(73,729)	(25.3)	(10,940)	(4.2)
Equity in net earnings of joint venture	—	—	39,000	15.1

(Loss) earnings before income taxes	(73,729)	(25.3)	28,060	10.9
Income tax provision	54,568	18.7	11,224	4.3

Net (loss) earnings	$(128,297)	(44.0)%	$16,836	6.5%

Earnings (loss) per common share:
(Loss) earnings per common share — basic	$(5.38)		$0.72

(Loss) earnings per common share — diluted	$(5.38)		$0.71